Exhibit 10.5

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT is made and entered into as of the 6th day of February, 2009 (this “Agreement”), by and between eLandia International Inc., a Delaware corporation (the “Company”) and Stanford International Bank, Ltd., an Antiguan banking corporation (“SIBL”).

R E C I T A L S

WHEREAS, the parties have entered into various registration rights agreements including those identified on Schedule A attached hereto (as amended through the date hereof, the “Registration Rights Agreements”);

WHEREAS, as of the date hereof the parties are entering into a Modification Agreement pursuant to which, among other things, certain financing arrangements between the parties are being modified and restructured (the “Modification Agreement”); and

WHEREAS, Stanford desires to execute and deliver this Agreement to induce the Company to consummate the various transactions contemplated by the Modification Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows as of the date hereof:

Section 1. Termination. Stanford and the Company hereby covenant and agree as follows: (a) to terminate all of the Registration Rights Agreements in their entirety without further force or effect, including without limitation, all demand registration rights granted to Stanford pursuant thereto; and (b) that neither Stanford nor the Company has any liabilities to the other under the Registration Rights Agreements.

Section 2. Release.

(a) Stanford, on behalf of itself and its successors, assigns and affiliates (all of the foregoing, individually, a “Releasor”, and, collectively, the “Releasors”), hereby irrevocably and forever releases and discharges the Company and its stockholders, affiliates, directors, officers, employees, legal advisors and other representatives, and the respective successors and assigns of each of them (all of the foregoing, individually, a “Releasee” and, collectively, the “Releasees”) from any and all claims, demands, actions, obligations, and liabilities whatsoever, whether absolute or contingent, liquidated or unliquidated, both at law and in equity (collectively, “Claims”) which Stanford or any other Releasor now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the date hereof on account of or arising out of the Registration Rights Agreements and the Company’s obligations thereunder.

(b) No Actions. Stanford irrevocably covenants to refrain, and to cause its affiliates to refrain, from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any action or proceeding of any kind against any Releasee, based upon any matter purported to be released by Section 2(a).

(c) Indemnity. Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Stanford shall indemnify and hold harmless each Releasee from and against all losses, liabilities, claims, damages (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney fees), whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of Stanford or any Releasor of any claim or other matter sought to be released pursuant to Section 2(a), (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of Stanford or any other Releasor against such third party of any claims or other matters sought to be released pursuant to Section 2(a), or (iii) the breach by Stanford or any Releasor of the terms of Section 2(b).

Section 3. Representations. Each Party hereby represents and warrants to each other Party that:

(a) It has the full power, capacity, authority and right to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly authorized by all necessary action and constitutes such Party’s valid and binding agreement, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) No approval, authorization, consent or filing (other than any obligation to file certain information pursuant to the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) is required in connection with its execution, delivery and performance of this Agreement which has not heretofore been obtained or made.

Section 4. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

Section 5. Governing Law; Jurisdiction. This Agreement shall be governed in all respects by the laws of the State of Florida. All suits, actions or proceedings arising out of, or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal or state court of competent subject matter jurisdiction sitting in Miami-Dade County, Florida.

Section 6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

Section 7. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

Section 8. Amendment; Waiver. This Agreement and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought. This Agreement may be amended only by a writing executed by all parties hereto.

Section 9. Further Assurances. At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property interests transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ELANDIA INTERNATIONAL INC.

By:	/s/ Pete R. Pizarro
Pete R. Pizarro
Chief Executive Officer

STANFORD INTERNATIONAL BANK LTD.

By:	/s/ James M. Davis
James M. Davis
Chief Financial Officer

SCHEDULE A

REGISTRATION RIGHTS AGREEMENTS

Registration Rights Agreement dated September 5, 2008

Registration Rights Agreement dated November 21, 2007

Registration Rights Agreement dated February 16, 2007